Exhibit 10.1

CREDIT AGREEMENT

DPAC TECHNOLOGIES CORP., a California corporation (the “Company”), and QUATECH, INC. an Ohio corporation (together with the Company herein collectively or individually, as the context so requires, called the “Borrower” and together called the “Borrowers”), each with their principal office located at 5765 Hudson Industrial Parkway, Hudson Ohio 44236, and FIFTH THIRD BANK, a Ohio banking corporation (the “Bank”), with an office located at 121 South Main Street, Akron, Ohio 44308, for valuable consideration received to their satisfaction, hereby mutually agree as follows:

ARTICLE I. DEFINITIONS

Section l.l. General. Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP. The definition of each agreement, document, and instrument set forth in Section 1.2. hereof shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time.

Section 1.2. Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth below, unless the context otherwise requires:

“Account”, “Chattel Paper”, “Deposit Account”, “Document”, “General Intangible”, “Goods”, and “Instrument”, shall have the meanings as set forth in Ohio Uniform Commercial Code including but not limited to Ohio Revised Code Chapter 1309, including any amendments thereof and any substitutions therefore, which definitions are hereby incorporated by reference as though fully rewritten herein.

“Account Debtor” means the Person who is obligated on an Account Receivable.

“Account Receivable” means:

(a)	any account receivable, Account, Chattel Paper, Contract Right, General Intangible, Document, or Instrument owned, acquired, or received by a Person,

(b)	any other indebtedness owed to or receivable owned, acquired, or received by a Person of whatever kind and however evidenced, and

(c)	any right, title and interest in a Person’s Goods that were sold, leased, or furnished by that Person and gave rise to either (a) or (b) above, or both of them. This includes, without limitation:

(1)	any rights of stoppage in transit of a Person’s sold, leased, or finished Goods;

(2)	any rights to reclaim a Person’s sold, leased or furnished Goods;

(3)	any rights a Person has in such sold, leased, or furnished Goods that have been returned to or repossessed by that Person.

“Accounts Receivable Collection Account” means a commercial Deposit Account maintained by Company with Bank, without liability by Bank to pay interest thereon, from which account Bank shall have the exclusive right to withdraw funds until all Obligations are paid, performed, and observed in full.

“Affiliate Bank” means any one or more bank subsidiaries (other than the Bank) of Fifth Third Bancorp and its successors.

“Borrowing Base” means an amount not in excess of the sum of the following:

(a)	Eighty percent (80.0%) of the amount due and owing on Domestic Qualified Accounts Receivable, plus

(b)	Ninety percent (90.0%) of the amount due and owing on Foreign Qualified Accounts Receivable, plus

(c)	The lower of (i) Fifty percent (50.0%) of the cost or market value (whichever is lower) of Borrowers’ Qualified Inventory or (ii) $750,000.00.

“Borrowing Base Certificate” means a certificate reasonably acceptable to the Bank that discloses the information set forth the form attached hereto as Exhibit A.

“Business Day” means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

“Capital Expenditures” means a Person’s net fixed assets at the end of the period less net fixed assets at the beginning of the period plus depreciation expense for the period.

“Collateral” shall have the same meaning as described in the Security Instruments.

“Consolidated” means the resultant combination of the financial statements of the Borrowers in accordance with GAAP, including principles of combination consistent with those applied in preparation of the Consolidated financial statements referred to in Section 3.5. herein.

“Contract Right” means (a) any contract right, and (b) any right to payment under a contract not yet earned by performance and not evidenced by an Instrument or Chattel Paper.

“Domestic Qualified Accounts Receivable” means a Qualified Account Receivable due from an Account Debtor located inside the United States.

“Effective Tangible Net Worth” means Tangible Net Worth plus Subordinated Debt.

“EBITDA” means a Person’s net earnings, plus the aggregate amounts deducted in determining such net income in respect of interest expenses, taxes, depreciation, and amortization, minus extraordinary losses or gains.

“Environmental Law” means any federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous toxic or dangerous substance, waste or material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each Person (whether or not incorporated) which together with any Borrower would be treated as a single employer under ERISA.

“Event of Default” means any one or more of the occurrences described in ARTICLE VII hereof.

“Financial Impairment” means the distressed economic condition of a Person manifested by any one or more of the following events:

(a)	adjudicated bankruptcy or insolvency of the Person;

(b)	the Person ceases, is unable, or admits in writing its inability, to make timely payment upon the Person’s debts, obligations, or liabilities as they mature or come due;

(c)	assignment by the Person for the benefit of creditors;

(d)	voluntary institution by the Person or consent granted by the Person to the involuntary institution whether by petition, complaint, application, default, answer (including, without limitation, an answer or any other permissible or required responsive pleading admitting (1) the jurisdiction of the forum or (2) any material allegations of the petition, complaint, application, or other writing to which such answer serves as a responsive pleading thereto), or otherwise of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar proceeding pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar law of any jurisdiction;

(e)	voluntary application by the Person for or consent granted by the Person to the involuntary appointment of any receiver, trustee, or similar officer (1) for the Person or (2) of or for all or any substantial part of the Person’s property;

(f)	entry, without the Person’s application, approval, or consent, of any order that is not dismissed, stayed, or discharged within ninety (90) days from its entry, which is pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar law of any jurisdiction (1) approving an involuntary petition seeking an arrangement of the Person’s creditors, (2) approving an involuntary petition seeking reorganization of the Person, or (3) appointing any receiver, trustee, or similar officer (i) for the Person, or (ii) of or for all or any substantial part of the Person’s property;

(g)	any judgment, writ, warrant of attachment, execution, or similar process is issued or levied against all or any substantial part of the Person’s property and such judgment, writ, warrant of attachment, execution, or similar process is not released, vacated, or fully bonded within ninety (90) days after its issue or levy

“Foreign Qualified Accounts Receivable” means a Qualified Account Receivable due from an Account Debtor located outside the United States and payment of which is insured by an entity and in a manner acceptable to the Bank in its sole discretion.

“GAAP” means generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

“Indebtedness” means for any Person (i) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (ii) all obligations for the deferred purchase price of capital assets excluding trade payables, (iii) all obligations under conditional sales or other title retention agreements, and (iv) all lease obligations which have been or should be capitalized on the books of such Person. Notwithstanding the foregoing, Indebtedness shall not include any obligations of the Borrowers under operating and real property leases disclosed to the Bank in writing.

“Inventory” means:

(a)	any inventory, including but not limited to, equipment held for sale or lease, new accessories, parts and supplies,

(b)	all Goods that are raw materials,

(c)	all Goods that are materials used or consumed in the ordinary course of a Person’s business,

(d)	all Goods new or used that are, in the ordinary course of a Person’s business, held for sale or lease or furnished or to be furnished under contracts of service,

(e)	all work in process,

(f)	all office supplies, packaging utilized in shipment of the Inventory and replacement parts utilized in maintaining the Borrowers’ Equipment, and

(g)	all substitutes and replacements for, and parts, accessories, additions, attachments, or accessions to (a) through (f) above.

“Lien” means any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

“Loan Account” means an account maintained by Bank on its books, which will evidence all advances or Loans, accrued interest thereon, other amounts due Bank with respect to such advances or Loans, and all payments thereof by Borrowers.

“Loan” or “Loans” means the credit to the Borrowers extended by the Bank in accordance with Section 2.1. hereof.

“Loan Documents” means this Agreement, the Note, the Security Instruments, and any other documents relating thereto.

“Margin Stock” shall have the meaning given to it under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse” or variations thereof means a matter of substance which, if adversely determined, would materially impair the right of any Borrower to carry on business as now being conducted or which would materially impair, in a substantive and adverse way, the financial condition of any Borrower.

“Multiemployer Plan” means a Plan described in ERISA that covers employees of any Borrower and employees of any other Person, which together would be treated as a simple employer for purposes of ERISA.

“Obligations” means any of the following obligations, whether direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, originally contracted with Bank or another Person, and now owing to or hereafter acquired in any manner partially or totally by Bank or in which Bank may have acquired a participation, contracted by any Borrower alone, or jointly or severally with another Person, but excluding any non-credit related obligations:

(a) any and all indebtedness, obligations, liabilities, contracts, indentures, agreements, warranties, covenants, guaranties, representations, provisions, terms, and conditions of whatever kind, now existing or hereafter arising, and however evidenced, that are now or hereafter owed, incurred, or executed by any Borrower to, in favor of, or with Bank (including, without limitation, those as are set forth or contained in, referred to, evidenced by, or executed with reference to this Agreement, the Loan Account, any promissory notes, interest rate hedge agreements, letter of credit agreements, advance agreements, indemnity agreements, guaranties, lines of credit, mortgage deeds, security agreements, assignments, pledge agreements, hypothecation agreements, instruments, and acceptance financing agreements), and including any partial or total extension, restatement, renewal, amendment, and substitution thereof or therefore,

(b) any and all claims of whatever kind of Bank against any Borrower, now existing or hereafter arising including, without limitation, any arising out of or in any way connected with warranties made by any Borrower to Bank in connection with any Instrument deposited with or purchased by Bank, and

(c) any and all of Bank’s Related Expenses.

“Note(s)” means, collectively, the promissory note in the form of Exhibit B hereto, signed and delivered by the Borrowers to evidence its Indebtedness to the Bank in accordance with Section 2.1. hereof, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of and substitutions of or for any of such note.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

“Permitted Encumbrances” means, as of any particular time, (a) liens for ad valorem taxes and special assessments not then delinquent, (b) this Agreement, and any Security Agreement related thereto, and any security interest or other lien created thereby, (c) any Permitted Encumbrances defined in any of the Loan Documents, (d) any liens permitted by Section 6.2. hereof, and (e) such minor defects, irregularities, encumbrances, and clouds on title as normally exist with respect to property similar in character to the Collateral and as do not materially interfere with or impair the use or value of the property affected thereby.

“Person” means any natural person, corporation (which shall be deemed to include business trust), association, limited liability company, partnership, joint venture, political entity, or political subdivision thereof.

“Plan” means any plan (other than a Multiemployer Plan) defined in ERISA in which any Borrower is, or has been at any time during the preceding two (2) years, an “employer” or a “substantial employer” as such terms are defined in ERISA.

“Potential Default” means any condition, action, or failure to act that will constitute an Event of Default under this Agreement, after the passage of time, or the service of notice, or both after the passage of time and the service of notice.

“Prime Rate” means that interest rate established from time to time by the Bank as the Bank’s Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

“Proceeds” means (a) any proceeds, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or Proceeds, whether cash or non-cash. Cash Proceeds includes, without limitation, moneys, checks, and Deposit Accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a Contract Right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in the Agreement or the Security Instruments, Bank’s right to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Bank to Borrowers’ sale, exchange, collection, or other disposition of any or all of the Collateral.

“Prohibited Transaction” means any prohibited transaction as that term is defined for purposes of ERISA.

“Qualified Account Receivable” means an Account Receivable of any Borrower that at all times until it is collected in full continuously meets the following requirements:

(a)	is not subject to any claim for credit, allowance, adjustment, set off, or other counter claim by the Account Debtor (but only the portion of the Account Receivable subject to such claim for credit, allowance, adjustment, set off, or other counter claim shall not be a Qualified Account Receivable);

(b)	arose in the ordinary course of such Borrower’s business from the performance (fully completed) of services or bona fide sale of Goods which have been shipped to the Account Debtor, and not more than ninety (90) days have elapsed since the date the payment was due;

(c)	Borrower has received no notice of the Financial Impairment of the Account Debtor;

(d)	is not subject to an assignment, pledge, claim, mortgage, lien, or security interest of any type, including but not limited to purchase money security interest from the vendor of the Inventory that generated such Account Receivable, except that granted to or in favor of Bank and except for liens for taxes or governmental assessments, charges, or levies the payment of which is not at the time required by Section 5.5 hereof;

(e)	Account Debtor has not rejected, returned, revoked acceptance of, or refused to accept any of the Goods that are the subject of the Account Receivable (but the Account Receivable will not be a Qualified Account Receivable only to the extent of such rejection, return, revocation, or refusal);

(f)	Borrower has not received any Instrument or Chattel Paper with respect to or in payment of the Account Receivable;

(g)	is not a Government Account Receivable, unless Bank’s security interest in such Government Account Receivable is perfected according to the Federal Assignment of Claims Act;

(h)	is not an Account Receivable due from any Affiliate, shareholder or employee of Borrower; and

(i)	is not evidenced by a promissory note or any other negotiable instrument.

“Qualified Inventory” means all Inventory except Inventory that is:

(a)	located outside the United States;

(b)	in the possession of a bailee or another third party, unless the rights of any such bailee or third party are waived or subordinated, in a manner satisfactory to the Bank, to the rights of the Bank in such Inventory;

(d)	damaged, defective, or obsolete;

(e)	held by a Borrower or a third party on consignment; or

(f)	subject to an assignment, pledge, claim, mortgage, lien, or security interest of any type, including but not limited to purchase money security interest from the vendor of the Inventory, except that granted to or in favor of Banks and except for liens for taxes or governmental assessments, charges, or levies the payment of which is not at the time required by Section 5.5. hereof.

“Related Expenses” means any and all reasonable out of pocket costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorney’s fees (including the cost of inside counsel), legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Bank in any attempt by Bank:

(a) to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage deed, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by any Borrower to or in favor of Bank;

(b) to obtain payment, performance, and observance of any and all of the Obligations;

(c) to maintain, insure, audit, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of any Borrower or the Collateral; or

(d) incidental or related to (a) through (c) above, including, without imitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in Article II of this Agreement, but in no event greater than the highest rate permitted by law.

“Reportable Event” means any reportable event as that term is defined for purposes of ERISA.

“Security Instrument(s)” means the written document(s) listed in Exhibit C attached hereto, signed and delivered from time to time to the Bank in connection with Indebtedness owed by Borrowers to the Bank.

“Subordinated Debt” means Indebtedness of a Person that is subordinated, in a manner satisfactory to the Bank, to all Indebtedness owing to the Bank.

“Subsidiary” means any Person of which more than fifty percent (50%) of (i) the voting stock entitling the holders thereof to elect a majority of the Board of Directors, managers, or trustees thereof, or (ii) the interest in the capital or profits of such Person, which at the time is owned or controlled, directly or indirectly, by a Borrower or one or more other Subsidiaries.

“Tangible Net Worth” means a Person’s common stock, preferred stock, additional paid in capital and retained earnings less all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items and investments in, advances to, or promissory notes and any receivables from, any affiliate or other related entity, officer, shareholder, or employee of any Borrower, but including leaseholds and leasehold improvements).

“Termination Date” means January 31, 2009, or such earlier date on which the commitment of the Bank to make Loans pursuant to Section 2.1. hereof shall have been terminated pursuant to ARTICLE VIII. of this Agreement.

“Total Fixed Charges” means the sum of Person’s scheduled principal payments (whether paid or not), interest expense, cash taxes paid, plus rent and operating lease expense.

The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

ARTICLE II. CREDIT FACILITY

Section 2.1 Revolver Advances. The Bank hereby agrees, subject to the terms and conditions of this Agreement, to extend the following revolving credit facility to the Borrowers (“Revolver Advance(s)”):

(a) The Bank will, at the request of the Borrowers, make one or more Revolver Advances to the Borrowers from time to time on and after the date of this Agreement through and including the Termination Date, in an aggregate principal amount (outstanding at any one time) not to exceed the lesser of (i) Three Million Dollars ($ 3,000,000.00), or (ii) the Borrowing Base (the “Commitment”). Should the outstanding amount of Loans at any time exceed such maximum amount available for Revolver Advances under this Section 2.1., the Borrowers shall immediately repay such excess amount. The Borrowers may borrow, repay, and reborrow the maximum amount of such credit.

(b) Each Revolver Advance may be made on any Business Day in such amount, subject to the limitations set forth herein. All Revolver Advances shall be evidenced by the Revolving Credit Promissory Note dated the date hereof in the form of, and substantially similar to Exhibit B attached hereto. The Revolving Credit Promissory Note shall be a master note, and the principal amount of all Revolver Advances outstanding shall be evidenced by the Revolving Credit Promissory Note or any ledger or other record of the Bank, which shall be presumptive evidence of the principal owing and unpaid on such Note. The Borrowers may from time to time on any Business Day, voluntarily reduce the amount of the Revolver Advance facility; provided that all such reductions shall require 3 days’ prior written notice to the Bank and shall be permanent, and any partial reduction shall be in an amount no less than $ 100,000.00 or any integral multiple of $ 100,000.00, and further provided that Borrowers shall immediately pay to the Bank the amount, if any, by which the aggregate principal amount of such Loans outstanding exceeds such reduced commitment of the Bank at that time.

Section 2.2. Interest Rate.

(a) Each Revolver Advance shall bear interest prior to maturity at a floating rate per annum equal to the Prime Rate plus one and one half percent (1.50%). In the event of any change in the Prime Rate of Bank, the interest rate on any Loan shall be immediately correspondingly adjusted, but in no event shall such interest rate exceed the highest rate permitted by law.

(b) Upon the maturity of any Loan (whether by acceleration or otherwise), the unpaid principal amount of the Loan, and accrued interest thereof, or any fees or any other sum payable hereunder, shall thereafter until paid in full bear interest at a rate per annum equal to three (3.0%) in excess of the Prime Rate, which rate shall be adjusted to immediately correspond with such change, except such interest rate shall not exceed the highest rate permitted by law (the “Default Rate”).

(c) Borrowers shall pay to the Bank interest on the unpaid principal balance of all Revolver Advances at the rate provided for in Section 2.2 (a) above, starting on February 29, 2008, and continuing on the last day of each quarter thereafter until the final payment is due and payable, which shall be made at the Termination Date.

Section 2.3. Prepayment. The Borrowers may prepay any Loan in whole, or in part, without penalty, at any time or times upon prior notice made by telephone to the Bank no later than 1:00 p.m. on the date of the prepayment.

Section 2.4 Use of Proceeds. The Loans under Section 2.1. shall be used initially to refinance existing indebtedness to National City Bank and thereafter solely for working capital purposes.

Section 2.5. Fees. The Borrowers shall pay to the Bank:

(a)	A $ 5,000.00 facility fee, payable on the date of execution of this Agreement.

(b)	The Bank’s out-of-pocket expenses, including reasonable fees and expenses of the Bank’s counsel in relating hereto, and any other fees payable in accordance with Section 9.2. (a) hereof, payable on the date of execution of this Agreement.

(c)	Prior to maturity, for each payment of principal or interest not paid when due (subject to applicable grace period), a late fee equal to the greater of five percent (5.00%) of the amount of such payment or fifty dollars ($ 50.00).

Section 2.6. Capital Adequacy. If either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other government authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintain by the Bank or any corporation controlling the Bank and the Bank determines that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans) and other extensions of credit (or commitments to extend credit) of similar type, then, no later than thirty (30) days after demand by the Bank, the Company shall pay to the Bank from time to time as specified by the Bank additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank’s Loans (or commitment to make the Loans) and so long as such amounts are also being charged to Bank’s other similarly situated customers generally. A certificate of the Bank submitted to the Company as to such amounts shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE III. WARRANTIES

The Borrowers represent and warrant to the Bank (which representations and warranties will survive the delivery of the Note and all extensions of credit under this Agreement) that:

Section 3.l. Organization; Corporate Power.

(a) Each Borrower that is a corporation duly organized, validly existing, and in good standing under the laws of the state of California or Ohio, as applicable;

(b) Each Borrower has the power and authority to own its properties and assets and to carry on its business as now being conducted;

(c) Each Borrower is qualified to do business in every jurisdiction in which the ownership or leasing of its property or the doing of business requires such qualification and where the failure to so qualify would have a Material Adverse effect on such Borrower or its business, assets, operations, or financial condition;

(d) Each Borrower has the power to execute, deliver, and perform its Loan Documents and to borrow hereunder.

Section 3.2. Authorization of Borrowing. The execution, delivery, and performance of the Loan Documents and the Loans by the Borrowers have been duly authorized by all requisite corporate action.

Section 3.3. No Conflict. The execution, delivery, and performance of the Loan Documents will not (a) violate any provision of law, the Articles of Incorporation or the Bylaws/Regulations, as applicable, of any Borrower, (b) violate any order of any court or other agency of any federal or state government, (c) violate any provision of any indenture, agreement, or other instrument to which any Borrower is a party or by which it or any of its properties or assets are bound, or conflict with, result in a breach of, or constitute (with passage of time or delivery of notice, or both), a default under any such indenture, agreement, or other instrument, and which would have a Material Adverse effect on the business, properties, assets, or financial condition of such Borrower, or (d) result in the creation or imposition of any Lien or other encumbrance of any nature whatsoever upon any of the properties or assets of any Borrower except in favor of the Bank.

Section 3.4. Execution of Loan Documents. The Loan Documents have been duly executed and are valid and binding obligations of the Borrowers fully enforceable in accordance with their respective terms, except as the enforceability thereof (a) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or similar laws relating to or affecting the rights of creditors generally and (b) is subject to general principals of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 3.5. Financial Condition. Borrowers have furnished to the Bank Consolidated and consolidating financial statements of the Borrowers for the periods ended September 30, 2007, which financial statements are true and correct in all material respects, and there have been no Material Adverse changes since the date of such statements.

Section 3.6 Liabilities; Liens. The Borrowers have made no investment in, advance to, or guarantee of, the obligations of any Person nor are any Borrower’s assets and properties subject to any material claims, liabilities, Liens, or other encumbrances, except as disclosed in the financial statements provided under Section 3.4 hereof, or as may be permitted by Section 6.2 hereof.

Section 3.7. Litigation. There is no action, suit, examination, review, or proceeding by or before any governmental instrumentality or agency now pending or, to the knowledge of the Borrowers, threatened against any Borrower or against any property or rights of any Borrower, which, if adversely determined, would materially impair the right of such Borrower to carry on business as now being conducted or which would have a Material Adverse effect on the financial condition of such Borrower, except for the litigation, if any, disclosed in writing to the Bank.

Section 3.8. Payment of Taxes. The Borrowers have filed, or caused to be filed, all Federal, state, local, and foreign tax returns required to be filed, and have paid, or caused to be paid, all taxes as are shown on such returns, or on any assessment received by the Borrowers, to the extent that such taxes become due, except as otherwise contested in good faith. The Borrowers have set aside proper amounts on their books, determined in accordance with GAAP, for the payment of all taxes for the years that have not been audited by the respective tax authorities or for taxes being contested in good faith by the Borrowers.

Section 3.9. Agreements. No Borrower is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default would have a Material Adverse effect on the business, properties, assets, or financial condition of such Borrower.

Section 3.10. Regulatory Status. Neither the making nor the performance of this Agreement, nor any extension of credit hereunder, requires the consent or approval of any governmental instrumentality or political subdivision thereof, any other regulatory or administrative agency, or any court of competent jurisdiction.

Section 3.l1. Federal Reserve Regulations: Use of Loan Proceeds. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Following application of the proceeds of each Loan, no more than 25 percent of the value of the assets of the Borrowers will be Margin Stock.

Section 3.12. Subsidiaries. Other than the other Borrower the Company has no Subsidiaries; no Borrower other than the Company has any Subsidiaries.

Section 3.l3. Licenses. Each Borrower has all licenses, franchises, consents, approvals, or authorizations required in connection with the conduct of the business of such Borrower, the absence of which would have a Material Adverse effect on the conduct of its business, and all such licenses, franchises, consents, approvals, and authorizations are in full force and effect.

Section 3.14. ERISA. No Reportable Event or Prohibited Transaction has occurred and is continuing with respect to any Plan, and no Borrower has incurred an “accumulated funding deficiency” (as that term is defined by ERISA) since the effective date of ERISA.

Section 3.15. Environmental Matters. The Borrowers are in compliance with all Environmental Laws and all applicable federal, state and local health and safety laws, regulations, ordinances or rules, except to the extent that any non-compliance will not, in the aggregate, have a Material Adverse effect on the Borrowers or the ability of the Borrowers to fulfill their obligations under this Agreement, the Note, or any other Loan Document.

Section 3.16. Solvency. No Borrower has received consideration, which is the reasonable equivalent value of the obligations, and liabilities that such Borrower has incurred to Bank. No Borrower is insolvent as defined in any applicable state or federal statute, nor will any Borrower be rendered insolvent by the execution and delivery of this Agreement or the Note to Bank. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to Bank incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

ARTICLE IV. CONDITIONS OF LENDING

Section 4.l. First Loan. The obligation of the Bank to make a Loan shall be subject to satisfaction of the following conditions, unless waived in writing by the Bank: (a) all legal matters and Loan Documents incident to the transactions contemplated hereby shall be satisfactory, in form and substance, to Bank’s counsel; (b) the Bank shall have received (i) certificates by an authorized officer of each Borrower, upon which the Bank may conclusively rely until superseded by similar certificates delivered to the Bank, certifying (1) all requisite action taken in connection with the transactions contemplated hereby and (2) the names, signatures, and authority of such Borrower’s authorized signers executing the Loan Documents, and (ii) such other documents as the Bank may reasonably require to be executed by, or delivered on behalf of, the Borrowers; (c) the Bank shall have received the Note with all blanks appropriately completed, executed by an authorized signer(s) of the Borrowers; (d) the

Borrowers shall have paid to the Bank the fee(s) and expenses then due and payable in accordance with ARTICLE II. of this Agreement; (e) the Bank shall have received written instructions by the Borrowers with respect to disbursement of the proceeds of the Loan; (f) the Bank shall have received all Security Instruments duly executed by all parties thereto; (g) the Bank shall have received an opinion of Borrowers’ legal counsel, covering the matters set forth in Exhibit D and otherwise in form and substance satisfactory to the Bank; (h) the Bank shall have received evidence acceptable to the Bank in its sole discretion that the Company has received, on terms and conditions satisfactory to the Bank in its sole discretion, $ 2,000,000.00 in proceeds from the sale of its preferred stock to Development Capital Venture, L. P. and $ 1,200,000.00 in proceeds from the issuance of its subordinated notes to Canal Mezzanine Partners, L. P.

Section 4.2. Each Loan. The obligation of the Bank to make any Loan shall be subject to compliance with Section 4.l and Article IX hereof and also subject to satisfaction of the following conditions that at the date of making such Loan, and after giving effect thereto: (a) no Event of Default or Potential Default shall have occurred and be then continuing and (b) each representation and warranty set forth in ARTICLE III above is true and correct as if then made.

ARTICLE V. AFFIRMATIVE COVENANTS

As long as credit is available hereunder or until all principal of and interest on the Note have been paid in full:

Section 5.l. Accounting; Financial Statements and Other Information. The Borrowers will maintain a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved, and will set aside on its books for each fiscal quarter the proper amounts or accruals for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, prepaid expenses, and for other purposes as shall be required by GAAP. The Borrowers will deliver to the Bank:

(a) As soon as practicable after the end of each fiscal month, and in any event within fifteen (15) days thereafter, a Consolidated Borrowing Base Certificate of the Borrowers for such month, and aging reports of Accounts Receivable of the Borrowers for such month certified as complete and correct in all material respects by the chief financial officer or other authorized officer of the Company;

(b) As soon as practicable after the end of each fiscal month in each year, and in any event within thirty (30) days thereafter, a Consolidated and consolidating balance sheet of the Borrowers as of the end of such month, and Consolidated and consolidating statements of income, cash flows, changes in financial position, and shareholders’ equity of the Borrowers for such month, certified as complete and correct in all material respects by the chief financial officer or other authorized officer of the Company, subject to changes resulting from year-end adjustments;

(c) As soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, a Consolidated and consolidating balance sheet of the Borrowers as of the end of such year, and Consolidated and consolidating statements of income, cash flows, changes in financial position, and shareholders’ equity of the Borrowers for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a review report of independent certified public accountants of recognized standing, selected by the Company and satisfactory to the Bank;

(d) Together with each set of financial statements required by subparagraphs (b) (but only at the end of each fiscal quarter) and (c) above, a certificate in the form of Exhibit E hereto certified by the chief financial officer or other authorized officer of the Company and stating the Borrowers’ compliance Sections 6.8. and 6.9. below, and stating whether there exists any Event of Default or Potential Default, specifying the nature and period of existence thereof and what action, if any, the Borrowers are taking or propose to take with respect thereto;

(e) As soon as practicable after the end of each fiscal year, and in any event within two hundred seventy (270) days thereafter, the Borrowers’ tax return for such year, including all schedules thereto, certified as complete and correct in all material respects by the chief financial officer or other authorized officer of the Company;

(f) promptly and in any event within ten (10) business days after the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30) day notice requirement to the PBGC were not waived;

(g) promptly upon receipt, and in no event more than three (3) business days after receipt, of a notice by the Borrower, ERISA Affiliate, or any administrator of any Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, a copy of such notice;

(h) With reasonable promptness, such other data and information as from time to time may be reasonably requested by the Bank.

Section 5.2. Insurance; Maintenance of Properties. The Borrowers will maintain with financially sound and reputable insurers, insurance with coverage and limits as may be required by law or as may be reasonably required by the Bank. The Borrowers will, upon request from time to time, furnish to the Bank a schedule of all insurance carried by it setting forth in detail the amount and type of such insurance. The Borrowers will maintain, in good repair, working order, and condition, all properties used or useful in the business of the Borrowers.

Section 5.3. Existence; Business. The Borrowers will cause to be done all things necessary to preserve and keep in full force and effect its existence and rights, to conduct its business in a prudent manner, to maintain in full force and effect, and renew from time to time, its franchises, permits, licenses, patents, and trademarks that are necessary to operate its business. The Borrowers will comply, in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction; provided, however, the Borrowers shall not be required to comply with any law or regulation which it is contesting in good faith by appropriate proceedings as long as either the effect of such law or regulation is stayed pending the resolution of such proceedings or the effect of not complying with such law or regulation is not to jeopardize any franchise, license, permit patent, or trademark necessary to conduct the business of the Borrowers.

Section 5.4. Payment of Taxes. The Borrowers will pay all taxes, assessments, and other governmental charges levied upon any of their properties or assets or in respect of their franchises, business, income, or profits before the same become delinquent, except that no such taxes, assessments, or other charges need be paid if contested by the Borrowers in good faith and by appropriate proceedings promptly initiated and diligently conducted and if the Borrowers have set aside proper amounts, determined in accordance with GAAP, for the payment of all such taxes, changes, and assessments.

Section 5.5. Adverse Changes. The Borrowers will promptly notify the Bank in writing of (a) any future event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in ARTICLE III. hereof and (b) any Material Adverse change in the condition, business, or prospects, financial or otherwise, of any Borrower.

Section 5.6. Notice of Default. The Borrowers will promptly notify the Bank of any Event of Default or Potential Default hereunder and any demands made upon any Borrower by any Person for the acceleration and immediate payment of any Indebtedness in excess of $ 100,000.00 owed to such Person.

Section 5.7. Inspection. The Borrower will make available, for inspection by duly authorized representatives of the Bank, or its designated agent, the books, records, and properties of the Borrowers when reasonably requested to do so, and will furnish the Bank such information regarding their business affairs and financial condition within a reasonable time after written request therefore.

Section 5.8. Environmental Matters. The Borrower:

(a)	Shall comply with all Environmental Laws, where failure to comply would have a Material Adverse effect on the Borrower or its business;

(b)	Shall deliver promptly to Bank (i) copies of any significant documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency, and (ii) copies of any significant documents submitted by Borrower or any of its Subsidiaries to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations.

The Borrower shall indemnify the Bank and hold it harmless against any loss, costs, damages, or expense, including, but not limited to, reasonable attorney’s fees, that Bank may incur, directly or indirectly, as a result of or in connection with the assertion against Bank of any claim relating to the presence or removal of any environmental contamination on any Premises utilized by Borrower, except that the Bank shall have no right to be indemnified hereunder for its own bad faith or willful misconduct as determined by a court of competent jurisdiction.

Section 5.9. Health and Safety. The Borrowers shall be in compliance with all requirements of applicable federal, state and local environmental, health and safety laws, regulations, ordinances or rules which would, in the aggregate, if not complied with, result in a Material Adverse effect on any Borrower.

Section 5.10. Loan Costs. The Borrowers will reimburse Bank promptly for reasonable costs paid by Bank in connection with this Agreement, including but not limited to the costs of recording fees, reasonable fees of counsel for services rendered, and out-of-pocket expenses, all of which Bank is authorized to deduct from the proceeds of disbursements hereunder.

Section 5.11. Commercial Operating Account. The Borrowers shall maintain the Bank throughout the term of the Loans, and any extensions thereof, as their primary financial institution, including without limitation, all corporate demand deposit, lock box, time deposit, concentration, zero balance, cash management, and loan accounts (excluding any deposit accounts relating to specific business locations).

Section 5.12. Additional Assurance. The Borrowers shall upon request of Bank promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, and instruments as Bank may require so as to completely vest in and ensure to Bank its rights hereunder and in or to the Collateral.

Section 5.13. Related Expenses. The Borrowers hereby authorizes Bank or Bank’s designated agent (but without obligation by Bank to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Event of Default); provided, however, that prior to incurring such Expense, as long as there exists no Event of Default hereunder, Bank shall give notice of its intent to incur such Expense and provide the Borrowers with ten (10) days to take such action at their own expense provided that the service provider must be acceptable to Bank in its sole discretion. Borrowers shall promptly repay, reimburse, and indemnify Bank for any and all Related Expenses. Bank may, at its option, debit Related Expenses directly to the Loan Account.

ARTICLE VI. NEGATIVE COVENANTS

As long as credit is available hereunder or until all principal of and interest on the Note have been paid in full:

Section 6.l. Sale or Purchase of Assets. The Borrowers will not, directly or indirectly, (a) purchase, lease, or otherwise acquire any assets in excess of $ 100,000.00 in any fiscal year, except in the ordinary course of business or as otherwise permitted by any provision of this Agreement, or (b) sell, lease, transfer, or otherwise dispose of any plant or any manufacturing facility or other assets except for (i) assets sold for full and adequate consideration which the Board of Directors or senior management of the applicable Borrower has determined to be worn out, obsolete, or no longer needed or useful in its business, (ii) assets sold in the ordinary course of business provided that the Borrowers receive full and adequate consideration in exchange for such assets sold, and (iii) any other assets sold for full and adequate consideration as long as the aggregate value of such assets does not exceed $ 100,000.00 in any fiscal year.

Section 6.2. Liens. The Borrowers will not, directly or indirectly, create, incur, assume, or permit to exist any Lien with respect to any property or asset of any Borrower other than:

(a)	Liens for taxes or governmental assessments, charges, or levies the payment of which is not at the time required by Section 5.4. hereof;

(b)	Liens imposed by law, such as Liens of landlords, carriers, warehousemen, mechanics, and materialmen arising in the ordinary course of business for sums not yet due or being contested by appropriate proceedings promptly initiated and diligently conducted, provided the Borrower has set aside proper amounts, determined in accordance with GAAP, for the payment of all such Liens;

(c)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, and surety and appeal bonds, or to secure the performance and return of money bonds and other similar obligations, but excluding Indebtedness;

(d)	Liens in respect of judgments or awards with respect to which a Borrower shall, in good faith, be prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review shall have been obtained;

(e)	Liens that secure the Indebtedness of a Borrower for the purchase price of any real or personal property and that only encumber the property purchased; provided the aggregate amount of all such purchase money Liens of all the Borrowers shall not exceed at any time outstanding of $ 100,000.00 in the aggregate;

(f)	Liens relating to vehicle leases that shall not exceed at any time outstanding of $ 100,000.00 in the aggregate;

(g)	Liens in favor of the Bank or any Affiliate Bank or any non-bank affiliate of the Bank; and

(h)	Permitted Encumbrances.

Section 6.3. Indebtedness. The Borrowers will not, directly or indirectly, create, incur, or assume Indebtedness, or otherwise become liable with respect to, any Indebtedness other than:

(a)	Indebtedness now or hereafter payable, directly or indirectly, by a Borrower to the Bank or any Affiliate Bank or non-bank affiliate of the Bank;

(b)	Subordinated Debt of the Borrower;

(c)	To the extent permitted by Section 6.2. of this Agreement, Indebtedness for the purchase price of any real or personal property, which is secured only by a Lien on the property purchased;

(d)	Unsecured current Indebtedness and deferred liabilities (other than for borrowed money or represented by bonds, notes, or other securities) incurred in the ordinary course of business;

(e)	Indebtedness for taxes, assessments, governmental charges, liens, or similar claims to the extent not yet due and payable.

Section 6.4. Investments; Loans. The Borrowers will not, directly or indirectly, (a) form or acquire a Subsidiary or otherwise purchase or otherwise acquire or own any stock or other securities of any other Person or (b) make or permit to be outstanding any loan or advance (other than trade advances in the ordinary course of business) or enter into any arrangement to provide funds or credit, to any other Person, except that the Borrower may purchase or otherwise acquire and own marketable U.S. Treasury and Agency obligations, and certificates of deposit and bankers’ acceptances issued or created by any domestic commercial bank, and except that the Borrowers may make other loans or investments in the aggregate amount outstanding at any time of no more than $ 25,000.00.

Section 6.5. Guaranties. The Borrowers will not, directly or indirectly, guarantee (except on favor of the Bank) or otherwise become surety (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in, any Person, or enter into any working capital maintenance or similar agreement) in respect of any obligation or Indebtedness of any other Person, except guaranties by endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business.

Section 6.6. Mergers; Consolidation. No Borrower will merge or consolidate with any Person or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, except with the other Borrower.

Section 6.7. Subordinated Debt. The Borrowers will not make any payment upon its outstanding Subordinated Debt, except in such manner and amounts as may be expressly authorized in any subordination agreement presently or hereafter held by the Bank.

Section 6.8. Effective Tangible Net Worth. The Borrowers will not permit its Consolidated Effective Tangible Net Worth to be less than a negative $ 750,000.00, tested at the end of each fiscal quarter, beginning with the quarter ending March 31, 2008.

Section 6.9. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of the sum of their Consolidated EBITDA plus rent and operating lease expense, less the sum of dividends and distributions and Capital Expenditures (other than Capital Expenditures financed with purchase money indebtedness or capital leases to the extent permitted hereunder) to their Consolidated Total Fixed Charges to be less than 1.00 to 1.00 for the twelve month periods ending March 31, 2008, and June 30, 2008, or thereafter to be at any time less than 1.10 to 1.00, tested at the end of each fiscal quarter for the preceding twelve month period, tested at the end of each fiscal quarter, beginning with the quarter ending March 31, 2008.

ARTICLE VII. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

Section 7.l. Principal or Interest. If the Borrowers fail to pay any installment of principal or interest on the Note or any other sums of money when due and payable under this Agreement or within five business (5) days thereafter; or

Section 7.2. Misrepresentation. If any representation or warranty made herein by any of the Borrowers or in any written statement, certificate, report, or financial statement at any time furnished by, or on behalf of, any Borrower in connection herewith, is incorrect or misleading in any material respect when made; or

Section 7.3. Failure of Performance of this Agreement. If any Borrower fails to perform or observe any covenant or agreement contained in this Agreement, other than any sums of money payable hereunder, and such failure remains unremedied for thirty (30) calendar days after the Bank shall have given written notice thereof to the Borrowers; or

Section 7.4. Cross-Default. If any Borrower, subject to any applicable grace period, (a) fails to pay any Indebtedness to the Bank (other than as evidenced by the Note) or to any affiliate of the Bank owing by the Borrower when due, whether at maturity, by acceleration, or otherwise, or (b) fails to pay any Indebtedness to a Person other than the Bank or any affiliate of the Bank where such other Indebtedness in the aggregate is in excess of $ 25,000.00, owing by the Borrower when due, whether at maturity, by acceleration, or otherwise, or (c) fails to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument (other than the Loan Documents) evidencing, securing, or relating to such Indebtedness when required to be performed, or is otherwise in default thereunder, if the effect of such failure is to accelerate, or to permit the holder(s) of such Indebtedness or the trustee(s) under any such agreement or instrument to accelerate, the maturity of such Indebtedness, whether or not such failure shall be waived by such holder(s) or trustee(s); or

Section 7.5. Event of Default Under Any Security Instrument. If an event of default occurs and is continuing under the terms of any Security Instrument; or

Section 7.6. ERISA. If any of the following events occur: (a) any Plan incurs any “accumulated funding deficiency” (as such term is defined in ERISA) whether waived or not, (b) the Borrower engages in any Prohibited Transaction, (c) any Plan is terminated, (d) a trustee is appointed by an appropriate United States district court to administer any Plan, or (e) the PBGC institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

Section 7.7. Financial Impairment. Financial Impairment of any Borrower.

ARTICLE VIII. REMEDIES UPON DEFAULT

Section 8.l. Optional Acceleration. In the event that one or more of the Events of Default set forth in Sections 7.l. through 7.6. above occurs and continues and is not waived by the Bank, then, in any such event, and at any time thereafter, the Bank may, at its option, terminate its commitment to make any Loan and declare the unpaid principal of and all accrued interest on the Note, and any other liabilities hereunder, and all other Indebtedness of the Borrowers to the Bank forthwith due and payable, whereupon the same will forthwith become due and payable without presentment, demand, protest, or other notice of any kind, all of which the Borrowers hereby expressly waive, anything contained herein or in the Note to the contrary notwithstanding.

Section 8.2. Automatic Acceleration. Upon the happening of an Event of Default referred to in Section 7.7. above, the unpaid principal of, all accrued interest on, and Prepayment Premium, if any, in respect of, the Note, and all other Indebtedness of the Borrowers to the Bank then existing will thereupon become immediately due and payable in full and the commitment, if any, of the Bank to make any Loan, if not previously terminated, will thereupon immediately terminate without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in the Note to the contrary notwithstanding.

Section 8.3. Right of Set Off; Security. Upon the occurrence and continuation of an Event of Default, the Bank has the right, in addition to all other rights and remedies available to it, to set off the unpaid balance of the Note and any other Indebtedness payable to the Bank held by it against any debt owing to the Borrower by the Bank or by any Affiliate Bank, including, without limitation, any obligation under a repurchase agreement or any funds held at anytime by the Bank or any Affiliate Bank, whether collected or in the process of collection, or in any time or demand deposit account maintained by any Borrower at, or evidenced by any certificate of deposit issued by, the Bank or any Affiliate Bank. Each Borrower hereby grants, pledges, and assigns to the Bank a security interest in, or lien upon, all cash, negotiable instruments, securities, deposit accounts, and other cash equivalents, whether collected or in the process of collection, whether matured or unmatured, now or hereafter in the possession of the Bank or any Affiliate Bank and upon which such Borrower has or may hereafter have any claim. The Borrower acknowledges and agrees that all of the foregoing shall constitute “cash collateral” for purposes of this Agreement. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Note may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower pursuant to this Agreement in the amount of such participation.

Section 8.4. No Waiver. The remedies in this ARTICLE VIII. are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Bank may be entitled. No failure or delay on the part of the Bank in exercising any right, power, or remedy will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

ARTICLE IX. CONDITIONS PRECEDENT TO LOANS

Section 9.1. Conditions Precedent. The obligation of Bank to make any Loans to Borrowers after the date of this Agreement shall be subject to the conditions precedent that on or before the date of such Loan:

(a)	Borrower shall have paid all fees, costs, expense, and taxes then payable by Borrowers pursuant to Article II of this Agreement.

(b)	The representations and warranties contained in Article III of this Agreement and in each document, instrument, agreement, and certificate delivered to Bank by Borrowers pursuant to this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date; no Event of Default or Potential Default shall have occurred and be continuing or would result from the making of such Loan; and Bank shall have received, if requested by Bank, a certificate of the chief executive officer or the chief financial officer of Borrower dated as of the date of such Loan, to such effect (in the absence of Bank’s request for such a certificate, Borrowers’ borrowing of the Loan shall itself constitute a representation to Bank to such effect);

(c)	The making of such Loan shall not contravene any law, rule, or regulation applicable to Bank;

(d)	No later than 2:00 p.m., Cleveland time, on such date, Bank shall have received a telephone request by Borrowers to Bank for a Loan in the requested amount;

(e)	Bank shall have received a current board resolution or other evidence of all appropriate action to authorize borrowings by the Borrowers and the execution and delivery of all related loan documents by authorized signatories.

(f)	Bank shall have received such other approvals, opinions, appraisals, or documents as it may reasonably request.

ARTICLE X. MISCELLANEOUS

Section 10.1. Amendments. The remedies in this Agreement are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Bank may be entitled. All Bank’s rights and remedies, whether evidenced by this Agreement or by any other agreement, instrument or document shall be cumulative and may be exercised singularly or concurrently. No waiver of any provision of this Agreement or the Note, or consent to departure therefrom, is effective unless in writing and signed by the Bank. No such consent or waiver extends beyond the particular case and purpose involved. No amendment to this Agreement is effective unless in writing and signed by the Borrowers and the Bank. If at any time or times, by assignment or otherwise, Bank transfers any of the Obligations or any part of the Collateral to another person, such transfer shall carry with it Bank’s powers and rights under this Agreement with respect to the Obligation or Collateral so transferred and the transferee shall have said powers and rights, whether or not they are specifically referred to in the transfer. To the extent that Bank retains any other of the Obligations or any part of the Collateral, Bank will continue to have the rights and powers with respect to the Obligations and the Collateral as set forth in this Agreement.

Section 10.2. Expenses; Documentary Taxes. The Borrowers shall pay (a) all reasonable out-of-pocket expenses of the Bank, including recording, search, and documentation fees and reasonable fees and disbursements of special counsel for the Bank, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Event of Default hereunder and (b) if an Event of Default or Potential Default occurs, all reasonable out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default or Potential Default and collection and other enforcement proceedings resulting therefrom. The Borrowers shall reimburse the Bank for its payment of all transfer taxes, documentary taxes, assessments, or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

Section 10.3. Indemnification. The Borrowers shall indemnify and hold the Bank harmless against any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank relating to this Agreement or any actual or proposed use of proceeds of any loan hereunder; provided, that the Bank shall have no right to be indemnified hereunder for its own bad faith or willful misconduct as determined by a court of competent jurisdiction. A certificate as to any such loss or expense shall be promptly submitted by the Bank to the Borrowers and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

Section 10.4. Construction. This Agreement and the Note will be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflict of laws. The several captions to different Sections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions hereof.

Section 10.5. Extension of Time. Whenever any payment hereunder or under the Note becomes due on a date which the Bank is not open for the transaction of business, such payment will be due on the next succeeding business day and such extension of time will be included in computing interest in connection with such payment.

Section 10.6. Notices. All written notices, requests, or other communications herein provided for must be addressed to the Company or the Bank, as applicable, at the addresses set forth below. Such communication will be effective (a) if given by mail, on the first attempted delivery after such communication is deposited in the U.S. mail by certified mail, return receipt requested, postage prepaid or (b) if given by other means, when delivered at the address specified in this Section 10.6.:

if to the Bank, at:

Fifth Third Bank

Commercial Banking

Mailcode: MD A67811

Fifth Floor

121 South Main St.

Akron, Ohio 44308

Attention: Michael Babb

or at such other address or addressee as may have been furnished to the Company by the Bank in writing; or

if to the Borrowers, at:

c/o DPAC Technologies Corp

5675 Hudson Parkway

Hudson, Ohio 33236

Attention: Steve Runkel

or at such other address or addressee as may have been furnished to the Bank by the Borrowers in writing.

Section 10.7. Survival of Agreements; Relationship. All agreements, representations, and warranties made in this Agreement will survive the making of the extension of credit hereunder, and will bind and inure to the benefit of each Borrower and the Bank, and their respective successors and assigns; provided, that no subsequent holder of the Note shall by reason of acquiring that Note become obligated to make any Loan hereunder and no successor to or assignee of any Borrower may borrow hereunder without the Bank’s written consent. The relationship between the Borrowers and the Bank with respect to this Agreement, the Note and any other Loan Document is and shall be solely that of debtor and creditor, respectively, and the Bank has no fiduciary obligation toward the Borrowers with respect to any such document or the transactions contemplated thereby. All obligations and liabilities of the Borrowers hereunder shall be joint and several.

Section 10.8. Severability. If any provision of this Agreement or the Note, or any action taken hereunder, or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement or the Note, each of which shall be construed and enforced without reference to such illegal or invalid portion and shall be deemed to be effective or taken in the manner and to the full extent permitted by law.

Section 10.9. Entire Agreement. This Agreement, the Note and any other Loan Document integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.10. JURY TRIAL WAIVER. BORROWERS AND BANK EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BANK AND BORROWERS ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, OR ANY AMENDMENT THEREOF, OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY BANK’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT BETWEEN BANK AND BORROWERS.

IN WITNESS WHEREOF, the Borrowers and the Bank have each caused this Agreement to be executed by their duly authorized officers as of January 30, 2008.

BORROWERS:
DPAC TECHNOLOGIES CORP.		QUATECH, INC.

By:	/s/ Steven D. Runkel	By:	/s/ Steven D. Runkel
	Steve Runkel, Chief Executive Officer		Steve Runkel, Chief Executive Officer

BANK:
FIFTH THIRD BANK

By:	/s/ Michael H. Babb
Michael H. Babb, Vice President

EXHIBIT A

BORROWING BASE CERTIFICATE

Computed as of

I, the undersigned, the                                          of DPAC TECHNOLOGIES CORP. (the “Company”), does hereby certify pursuant to the Credit Agreement by and among the Company, the other Borrower thereunder, and FIFTH THIRD BANK (“the Bank”) dated January 30, 2008, (the “Agreement”), that the following computations are true and correct and have been made in accordance with the provisions (including defined terms) of the Agreement and without duplication or overlap:

1.	Total Domestic Qualified Accounts Receivable	$
2.	80% of Total Domestic Qualified Accounts Receivable	$
3.	Total Foreign Qualified Accounts Receivable	$
4.	90% of Total Foreign Qualified Accounts Receivable	$
5.	Total Qualified Inventory	$
6.	The lesser of (i) 50% of Total Qualified Inventory or (ii) $750,000.00	$
7.	Total of Line 2 plus Line 4 plus Line 6	$
	Less Outstanding Revolver Advances	$
	Borrowing Base (over) / under	$

I further certify that as of the date of this Borrowing Base Certificate:

a)	No Event of Default or Potential Default, as defined in the Agreement has occurred or is continuing;

b)	No Borrower has a new place of business or place where it maintains Inventory since the last Borrowing Base Certificate except .

c)	The Borrowers keep all of its records pertaining to Accounts and Accounts Receivable, as defined in Article I. of the Agreement, at its office located at 5675 Hudson Parkway, Hudson, Ohio 44236,

d)	Each representation and warranty made by the Borrowers to the Bank in the Agreement is true and correct in all material respects as if made on the date of this Borrowing Base Certificate.

Dated this          day of                 ,         .

DPAC TECHNOLOGIES CORP.

By:
Name:
Title:

EXHIBIT B

REVOLVING CREDIT PROMISSORY NOTE

$ 3,000,000.00	January 30, 2008

For value received, the undersigned, DPAC TECHNOLOGIES CORP., a California corporation, and QUATECH, INC. an Ohio corporation (collectively, the “Borrowers”), jointly and severally, promise to pay to the order of FIFTH THIRD BANK, Cleveland, Ohio, (the “Bank”), its successor and assigns, at the office set forth in the Loan Agreement (as defined below), on the date or dates and in the manner specified in ARTICLE II. of the Loan Agreement, the lesser of Three Million Dollars ($ 3,000,000.00) or the aggregate principal amount of the Revolver Advances as shown on any ledger or other record of the Bank, which shall be rebuttably presumptive evidence of the principal amount owing and unpaid on this Note.

The Borrowers promise, jointly and severally, to pay to the order of the Bank interest on the unpaid principal amount of each Revolver Advance Loan made pursuant to the Loan Agreement from the date of such Loan until such principal amount is paid in full at such interest rate(s) and at such times as are specified in ARTICLE II. of the Loan Agreement.

This Note is the Revolving Credit Promissory Note referred to in, and is entitled to the benefits of, Section 2.1. of the Credit Agreement by and between the Bank and the Borrowers dated January 30, 2008, as the same may be hereafter amended from time to time (the “Loan Agreement”). This Note may be declared forthwith due and payable in the manner and with the effect provided in the Loan Agreement, which contains provisions for acceleration of the maturity hereof upon the happening of any Event of Default and also for prepayment on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Each defined term used in this Note shall have the meaning ascribed thereto in the Loan Agreement.

Each Borrower expressly waives presentment, demand, protest, and notice of dishonor.

Each Borrower authorizes any attorney-at-law to appear in any court of record in the State of Ohio or any other state or territory in the United States after this Note becomes due, whether by lapse of time or acceleration, waive the issuance and service of process, admit the maturity of this Note, confess judgment against the Borrower in favor of any holder of this Note for the amount then appearing due hereon together with interest thereon and costs of suit, and thereupon release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain any additional judgment or judgments against each such Borrower. Each Borrower agrees that the holder’s attorney may confess judgment pursuant to the foregoing warrant of attorney. Each Borrower further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the holder.

The Borrowers acknowledges that this Note was signed in Summit County, in the State of Ohio.

FOR THE PURPOSES OF THE BELOW NOTICE, “YOU” AND “YOUR” MEANS THE BORROWER AND EACH OF THEM AND “HIS” AND “CREDITOR” MEANS THE BANK.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

DPAC TECHNOLOGIES CORP.		QUATECH, INC.

By:	Exhibit	By:	Exhibit
	Steve Runkel, Chief Executive Officer		Steve Runkel, Chief Executive Officer

EXHIBIT C

SECURITY INSTRUMENTS

Security Agreements dated as of January 30, 2008, between each of the Borrowers and the Bank.*

Subordination Agreement from Canal Mezzanine Partners, L. P. relating to at least $ 1,200,000.00 of indebtedness of the Company.

Acknowledgement Agreement from Development Capital Venture, L. P. relating to at least $ 2,000,000.00 of preferred shares of the Company.

Unconditional and Continuing Subordination from The Director of Development of the State of Ohio relating to at least $ 2,500,000.00 of indebtedness of the Company.

*	These Agreements grant the Bank a first and best lien on all accounts receivable, inventory, equipment, and other assets of each Borrower.

EXHIBIT D

OPINION OF COUNSEL

[Subject to the reasonable assumptions and qualifications acceptable to the Bank]

(a) Each Borrower is a corporation duly organized and is validly existing and in good standing under the laws of the state of its incorporation.

(b) Each Borrower is duly qualified to carry on its business in Ohio and such other states where the failure to so qualify would have a Material Adverse Effect on such Borrower.

(c) Each Borrower has full power and authority to own its properties and assets, to carry on its business as it is currently being conducted, and to enter into, execute, deliver, and perform under the Loan Documents.

(d) The entering into, execution and delivery of, and the performance under, the Loan Documents by each Borrower (1) have been duly authorized by all requisite corporate action, and (2) will not violate (i) any provision of each Borrower’s articles of incorporation or regulations, or (ii) to the best of such counsel’s knowledge, any material written agreement or instrument to which each Borrower is a party or by which it or any of its assets are bound where such violation would have a Material Adverse effect on the business, properties, assets, or financial condition of such Borrower.

EXHIBIT E

[On DPAC Technologies Corp. Stationary]

Compliance Certificate of Authorized Officer

DPAC Technologies Corp.

For the Fiscal Period Ended

Fifth Third Bank

Commercial Banking Division

Mailcode: MD A67811

Fifth Floor

121 South Main Street

Akron, Ohio 44308

Attention: [Name and title of current Fifth Third Bank account officer]

Re:	Credit Agreement dated January 30, 2008, by and among Fifth Third Bank, DPAC Technologies Corp. (“Company”), and Quatech, Inc. (with the Company, collectively, the “Borrowers”) (the “ Agreement” and collectively with all related documentation, the “Loan Documents”)

Dear                     :

I am providing this certificate to Fifth Third Bank pursuant to Section 5.1. (d) of the Agreement. Please be advised that I have reviewed, or caused to be reviewed under my supervision, the provisions of the Agreement, the other Loan Documents, and such other documents, financial records, transactions, or information that I deemed necessary to give this Certificate.

I hereby certify that I am the                      of Company and that at                     , 20    , and through the date hereof, there existed or exists no Event of Default or Potential Default, as those terms are defined in the Agreement.

Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 6.8. and 6.9. of the Agreement, which calculations show compliance with the terms thereof.

In witness whereof, I have signed this certificate the      day of                 , 200    .

Name:
Title:
DPAC Technologies Corp.

Attachment I

DPAC Technologies Corp.

Compliance Certificate - Sections 6.8. and 6.9. Financial Covenants

For the Fiscal Period ended

Requirement		Actual
6.8	Effective Tangible Net Worth ≥$ (750,000.00)	$

6.9	Fixed Charge Coverage Ratio ≥ 1.00 to 1.00*		to 1.00

*	Subject to periodic adjustment.

All capitalized terms used herein shall have the meanings set forth in the Agreement.